Exhibit 99.1
NEWS RELEASE

Bonanza Creek Issues Preliminary First Quarter 2019 Results and Provides an Operational Update
DENVER, Colorado - April 25, 2019 /Globe Newswire/ - Bonanza Creek Energy, Inc. (NYSE: BCEI) (“Bonanza Creek” or the “Company”) today issued preliminary first quarter 2019 results, provided an operations update and announced its first quarter 2019 earnings release and conference call date. The Company has also posted an updated investor presentation to its website.
Highlights include:

•	First quarter 2019 estimated sales volumes increased 17% sequentially to 20.7 thousand barrels of oil equivalent per day (“MBoe/d”), with oil representing 65% of total

•	First quarter 2019 estimated lease operating expenses (“LOE”) decreased 11% to $2.91/boe, compared to $3.27/boe for Wattenberg in the fourth quarter 2018

•	For the full year 2019, the Company is lowering LOE guidance to $2.75 - $3.25/boe from $3.00 - $3.50/boe to reflect ongoing focus on cost control

•	For the full year 2019, the Company is setting cash general and administrative (“G&A”) expense guidance to $3.70 - $4.20/boe, a significant improvement compared to 2018

•	First quarter 2019 estimated RMI operating expenses equaled $1.24/boe, in line with Company expectations

•	The Company exited the first quarter 2019 with over $315 million in liquidity and net debt of approximately $35 million

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Construction of the Company’s new oil gathering line to Riverside Terminal is underway and, as reflected in our annual guidance, is expected to lower corresponding oil differentials in the second half of 2019 by $1.25 - $1.50

•	The Company’s Legacy East Pronghorn B-28 pad is performing consistent with type curve expectations
“Bonanza Creek delivered a strong quarter, with production increasing 17% while unit LOE decreased 11% sequentially,” said Eric Greager, the Company’s President and Chief Executive Officer. “Steady growth is supported by an inventory of high-quality drilling locations and a clean balance sheet. Given the improvements in operating efficiencies, cost control, and well performance, we are reducing our LOE guidance to $2.75 - $3.25/boe. Our 2019 plan continues to focus on capital discipline and returns.”
Greager continued, “With Senate Bill 181 signed into law and the rulemaking underway, we believe our industry can move forward with more clarity.  All of Bonanza Creek’s leasehold is located in rural Weld County, and we expect minimal operational impacts.  We look forward to continuing our collaborative efforts with Weld County, the COGCC, and community stakeholders to safely and responsibly develop our 92,000 gross acres.”
Upcoming Events
The Company announced that it is scheduled to release its first quarter 2019 operating and financial results after market close on May 8, 2019 and will host a conference call to discuss these results the following morning at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time). A live webcast and replay of this event will be available on the Investor Relations section of the Company’s website at www.bonanzacrk.com. Dial-in information for the conference call is included below.

Type	Phone Number	Passcode
Live participant	877-793-4362	4198955
Replay	855-859-2056	4198955
About Bonanza Creek Energy, Inc.
Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated in the Rocky Mountain region in the Wattenberg Field, focused on the Niobrara and Codell formations. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include statements regarding development and completion expectations and strategy; decreasing operating and capital costs; impact of the Company's reorganization and 2019 guidance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including the following: changes in natural gas, oil and NGL prices; general economic conditions, including the performance of financial markets and interest rates; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; ability to acquire adequate supplies of water; risks related to derivative instruments; access to adequate gathering systems and pipeline take-away capacity; and pipeline and refining capacity constraints. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 28, 2019, and other filings submitted by us to the Securities Exchange Commission. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, including guidance, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:
Doug Atkinson
Senior Manager, Investor Relations
720-225-6690
datkinson@bonanzacrk.com